SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.  20549


                              Form 8-A

         FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
              PURSUANT TO SECTION 12(b) OR (g) OF THE
                  SECURITIES EXCHANGE ACT OF 1934

                        UNITRODE CORPORATION
       (Exact name of registrant as specified in its charter)

                Maryland                          04-2271186
     (State of incorporation or organization)    (IRS Employer
                                                 Identification No.)

                     7 Continental Boulevard
                    Merrimack, New Hampshire          03054
       (Address of principal executive offices)      (zip code)

     Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class      Name of each exchange on which
     to be so registered      each class is to be registered

            None

     Securities to be registered pursuant to Section 12(g) of the Act:

                  Common Stock Subscription Warrants
                           (Title of Class)


     Item 1.  Description of Registrant's Securities to be Registered.

               On December 7, 1994, the United States District Court for the District of Massachusetts approved a set tlement ("Settlement") entered into between Unitrode Corporation (the "Company") and plaintiffs in a certain purported class action lawsuit entitled Steiner vs. Unitrode Corporation, et al., Civil Action No. 90-11443
     (MLW). Pursuant to the Settlement, the Company agreed to issue and distribute, pursuant to a Stipulation of Set tlement (the "Stipulation") made and entered into as of August 17, 1994, warrants (the "Warrants") to purchase fully paid and non-assessable shares of the Common Stock, par value $.20 per share ("Common Stock"), of the Company. In accordance with the provisions of the Stipulation, 247,883 Warrants representing the right to acquire 247,883 shares of Common Stock at an initial exercise price of $28.467 per Warrant are being issued pursuant to the Settlement and Stipulation. The Warrants are expected to be listed on The Nasdaq SmallCap Market.

               The terms and conditions of the Warrants are set out in a Warrant Agreement to be entered into by the Company and The First National Bank of Boston, as Warrant Agent, the form of which is attached hereto as Exhibit 1 (the "Warrant Agreement"), and the Warrants are represented by a Warrant Certificate, a form of which is attached to the Warrant Agreement. The following is a general description of the terms and conditions of the Warrants and Warrant Agreement and is qualified in its entirety by reference to the provisions of the Warrant Agreement and form of Warrant Certificate which are attached hereto as Exhibit 1 and which are incorporated by reference herein.

               The Warrant Agreement provides for the issuance of 247,883 Warrants, each representing initially the right to acquire upon exercise one share of Common Stock at an exercise price of $28.467 per Warrant. The Warrants are exercisable for a period of one year, commencing on August 21, 1996 and ending at 5:00 p.m., New York City time, on August 21, 1997. The exercise price and/or the securities issuable upon exercise are subject to adjustment as set forth in the Warrant Agreement to account for payment by the Company of stock dividends payable in shares of Common Stock, subdivisions, combinations and reclassifications of the Common Stock into a greater or lesser number of shares, mergers, consolidations or acquisitions of the Company with or into another company, and the acquisition of all the outstanding Common Stock by any person or company. The Warrants permit the Company to make additional reductions in the exercise price so that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.


     Item 2.  Exhibits.

     The information set forth in the Exhibit Index is incorporated by reference herein.

                             SIGNATURE

               Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned officer, thereunto duly authorized.

                                    UNITRODE CORPORATION

     Date:  November 2, 1995       By /s/ Allan R. Campbell
                                     -----------------------
                                     Name:   Allan R. Campbell
                                     Title:  Senior Vice President,
                                             General Counsel and
                                             Secretary


                              Exhibit Index

           Exhibit                                      Page

      1.   Form of Warrant Agreement and Form of
           Warrant Certificate.

      2. Articles of Restatement of the Charter of the Company and Articles of Amendment to the Charter of the Company, previously filed and incorporated by reference to
           Exhibit 3A to the Company's Form 10-K
           filed May 1, 1989; Articles Supplementary to the Charter of the Company, previously filed and incorporated by reference to Exhibits 3(A)(1) and 6 to the Company's
           Form 8-K filed May 4, 1990; and Articles of Amendment to the Charter of the Company, previously filed and incorporated by reference to Exhibit 3B to the Company's Form 10-K filed May 4, 1992.

      3. By-laws of the Company, previously filed and incorporated by reference to Exhibit
           3B to the Company's Form 10-K filed May 4, 1992.

      4. Rights Agreement dated as of May 2, 1990 between the Company and The First National
           Bank of Boston as Rights Agent, previously filed and incorporated by reference to
           Exhibit 1 to the Company's Registration
           Statement on Form 8-A (File No. 1-5609)
           filed May 4, 1990.

      5. First Amendment dated as of April 30, 1993 to the Rights Agreement dated as of May 2, 1990 between the Company and The First
           National Bank of Boston as Rights Agent, previously filed and incorporated by reference to Exhibit 1 to the Company's
           Amendment on Form 8-A/A, to the Registration
           Statement on Form 8-A (File No. 1-5609) filed
           May 26, 1993.